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                                   AMENDMENT
                       TO THE AMENDED AND RESTATED BYLAWS
                        OF UNITED HEALTHCARE CORPORATION
       AS APPROVED AT A REGULAR MEETING OF THE BOARD OF DIRECTORS ON
                              NOVEMBER 4, 1998


Section 2.10. BUSINESS TO BE BROUGHT BEFORE THE MEETING. A shareholder must provide written notice of any proposal to be submitted at an annual meeting and such notice must be delivered to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not less than 120 days in advance of the date of the corporation's proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders, except that is no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be so received a reasonable time before the solicitation is made. Each such notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the shareholder proposing such business; (c) the class and number of share of the corporation which are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) such other information regarding such business as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the matter been proposed by the Board of Directors. Notwithstanding anything in these Bylaws to the contrary, no business shall be considered properly brought before an annual meeting by a shareholder unless it is brought in accordance with the procedures set forth in this Section 2.10.


Section 3.03 NOMINATION OF DIRECTOR CANDIDATES. Nomination of candidates for election to the Board of Directors of the corporation at any annual meeting of the shareholders may be made only by or at the direction of the Board of Directors or by a shareholder entitled to vote at such annual meeting. All such nominations, except those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, any such notice must be received at the principal executive offices of the corporation not less than 120 days in advance of the date of the corporation's proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, such notice must be so received a reasonable time before the solicitation is made, and must set forth (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice; (ii) the name and address of the shareholder giving the notice as the same appears in the corporation's stock register; (iii) the number of shares of

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capital stock of the corporation which are beneficially owned by each such nominee and by such shareholder; and (iv) such other information concerning each such nominee as would be required soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the corporation, if elected.

If the officer of the corporation presiding at an annual meeting of the shareholders determines that a director nomination was not made in accordance with the foregoing procedures, such nomination shall be void and shall be disregarded for all purposes.